FORT PITT CAPITAL FUNDS
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                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
 SENIOR FINANCIAL OFFICERS ADOPTED PURSUANT TO RULES PROMULGATED UNDER SECTION
                     406 OF THE SARBANES-OXLEY ACT OF 2002

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This code of ethics (the "Code") of Fort Pitt Total Return Fund (the "Fund"), a series of Fort Pitt Capital Funds (the "Trust"), applies to the Trust's principal executive officer, principal financial officer and principal accounting officer (the "Covered Officers," each of whom is set forth in Exhibit
A) for the purpose of promoting:

  o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

  o  compliance with applicable laws and governmental rules and regulations;

  o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

  o  accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or the Covered Officer's service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Trust.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The compliance programs and procedures of the Trust and its investment adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and its investment adviser or a third party service provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for its investment adviser or a third party service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the adviser, third party service provider and Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and its adviser or third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle with respect to all conflicts of interest covered by the Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

     Each Covered Officer of the Trust must:

  o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

  o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and

  o report at least annually his or her affiliations or other relationships that could potentially present a conflict of interest with the Fund.

III. DISCLOSURE AND COMPLIANCE

  o Each Covered Officer of the Trust shall become familiar with the disclosure requirements generally applicable to the Fund;

  o each Covered Officer of the Trust shall not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Trust, including to the Fund's management and auditors, and to governmental regulators and self-regulatory organizations;

  o each Covered Officer of the Trust may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Trust and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Fund; and

  o each Covered Officer should seek to promote the Fund's compliance by the Fund with applicable standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer of the Trust must:

  o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Compliance Officer of the Trust that the Covered Officer has received, read and understands the Code;

  o annually thereafter affirm to the Compliance Officer of the Trust that the Covered Officer has complied with the requirements of the Code;

  o not retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of potential violations of the Code that are made in good faith; and

  o notify the Compliance Officer of the Trust promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Compliance Officer of the Trust is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer of the Trust is authorized to consult, as appropriate, with counsel to the Trust and counsel to the Trustees of the Trust who are not "interested persons," as defined by Section 2(a)(19) of the Investment Company Act, of the Trust (the "Independent Trustees"), and is encouraged to do so. However, any approvals or waivers1<F1> must be considered by the Independent Trustees.

     The Trust will follow these procedures in investigating and enforcing this
Code:

  o the Compliance Officer will take all appropriate action to investigate any reported potential violations;

  o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

  o any matter that the Compliance Officer believes is a violation will be reported to the Independent Trustees;

  o if the Independent Trustees concur that a violation has occurred, the Compliance Officer will inform and make a recommendation to the Board of Trustees of the Trust (the "Board"), which will consider appropriate action, which may include a review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Fund's investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer; and

  o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

1<F1> For this purpose, the term "waiver" includes the approval by the Trust of a material departure form a provision of the code of ethics or the Trust's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to Fund management.

V.   OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Fund's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The code of ethics, under Rule 17j-1 under the Investment Company Act, of the Fund, its investment adviser and principal underwriter is a separate requirement applying to the Covered Officers and others, and is not part of this Code.

VI.  AMENDMENTS

     Amendments to this Code may be made from time to time, as deemed appropriate by the Trust's Compliance Officer. The Board shall be informed of any such amendment to the extent deemed material by the Trust's Compliance Officer.

VII. CONFIDENTIALITY

     All reports and records relating to the Trust prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund's investment adviser or Board, counsel to the Trust and counsel to the Independent Trustees.

VIII.INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Adopted:   September 17, 2003
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                                   EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS

NAME OF COVERED OFFICER          POSITION WITH TRUST
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Tom Bellhy                       Principal Executive Officer
Charlie Smith and Brian Jacobs   Principal Financial Officer
Doug Kreps                       Principal Accounting Officer